FOR IMMEDIATE RELEASE	Contact:	Mona Williams
479-273-4314

Jolanda Stewart
479-277-8223

Doug McMillon Named President and CEO

of SAM’S CLUB

Long-term associate to lead the country’s largest warehouse retailer

BENTONVILLE, Ark., Aug. 4, 2005 --- Wal-Mart Stores, Inc. announced today that

Doug McMillon, 38, has been promoted to president and chief executive officer of SAM’S CLUB, effective immediately. McMillon will report to Wal-Mart Stores, Inc. CEO Lee Scott and replaces Kevin Turner, who is leaving the company to become chief operating officer of Microsoft Corp.

“It is exciting to promote a long-term associate who began his Wal-Mart career as a teenager unloading trucks in the summer heat, and now has risen to lead a $37 billion business,” Scott said. “This is a credit both to Doug personally and to the leaders who have invested in Doug and others over the years so that, as we grow, we have a strong bench of talent ready to step up.”

Most recently McMillon was executive vice president of merchandising and replenishment at SAM’S CLUB and helped drive the renewed focus on small business owners. His team changed the club’s merchandise mix and ensured a more constant revenue flow by adding hundreds of items small businesses need every day. At the same time, they added unique and frequently changing “treasure hunt” personal items for both business and consumer members.

“I look forward to the challenge of leading this great SAM’S CLUB team,” McMillon said. “We are doing well serving our members and will build on that trust. We’ve learned how to be the low-price leader, while offering items that appeal to a wide range of members.

“At the same time, we need to improve both our execution and our overall merchandise assortment,” he said. “There is always something we can learn and a big part of our efforts will be reaching out to our club members and associates for ideas on how to do just that.”

McMillon joined Wal-Mart full time in early 1991 as a buyer trainee in sporting goods. In his

14-year career with the company, he has served as buyer, divisional merchandise manager, general merchandise manager for SAM’S CLUB International, and senior vice president and general merchandise manager for Wal-Mart.

McMillon has a bachelor’s degree in business administration from the University of Arkansas in Fayetteville and a master’s degree with emphasis in finance from the University of Tulsa. He lives in Bentonville with his wife and two sons and is a member of the Board of Directors of the Benton County Sunshine School, Students in Free Enterprise and the Center for Retailing Excellence at the University of Arkansas.

Wal-Mart Stores, Inc. operates Wal-Mart Stores, Supercenters, Neighborhood Markets and SAM'S CLUB locations in the United States. Internationally, the company operates in Argentina, Brazil, Canada, China, Germany, Japan, Mexico, Puerto Rico, South Korea and the United Kingdom. The company's securities are listed on the New York and Pacific stock exchanges under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartfacts.com. Online merchandise sales are available at www.walmart.com.

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